LIGHTYEAR NETWORK SOLUTIONS, INC.

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”), is entered into effective as of May 13, 2013, (the “Effective Date”) between Lightyear Network Solutions, Inc. (the “Company”), a Nevada corporation, having its principal place of business located at 1901 Eastpoint Parkway, Louisville, KY 40223, and Randy Ammon, a Kentucky resident (the “Executive”).

Recitals

WHEREAS, Company currently employs Executive subject to the terms and conditions of that certain employment agreement, dated as of April 29, 2010 (the “Employment Agreement”);

WHEREAS, the Company has negotiated and entered into an Asset Purchase Agreement (the “APA”) with Birch Communications, Inc. (“Birch”) pursuant to which the Company will sell substantially all of its assets to Birch (the “Sale”);

WHEREAS, subsequent to consummation of the Sale and pursuant to a plan of dissolution, the Company will liquidate and wind-up its affairs (the “Post-Closing Actions”);

WHEREAS, the Company will require certain assistance and expertise from Executive beyond the scope of Executive’s Employment Agreement (the “Transitional Actions”) in order to consummate the Sale, implement the plan of dissolution and complete the Post-Closing Actions;

WHEREAS, the Company desires that the Executive remain employed with the Company for some period of time to provide Transitional Actions in connection with the transition of assets to Birch, implementation of the plan of dissolution, and in furtherance of the Company’s Post-Closing Activities;

WHEREAS, in light of the foregoing, the Parties hereby desire to enter into this Retention Agreement, and the Parties desire that this Retention Agreement terminate and supersede Executive’s Employment Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Retention Payments upon Termination of Employment.

(a)	Provided Executive maintains employment with the Company until such time as the Company decides to terminate Executive’s employment with the Company (“Employment Termination Date”), the Executive shall be entitled to a one-time retention payment in an amount equal to One Hundred Eighty Thousand Dollars ($180,000.00) (the “Retention Payment”), to be paid in accordance with the Company’s normal payroll practices, but in no event later than 15 days from the Employment Termination Date; notwithstanding the foregoing, this Section 1(a) shall not apply if Executive qualifies for a Retention Payment pursuant to Section 1(c) or a Partial Retention Payment pursuant to Section 1(b) of this Agreement.

(b)	Provided Executive maintains employment with the Company until such time as the Company consummates the Sale of its assets to Birch, including but not limited to satisfaction or waiver of all terms and conditions of the APA (the “Post-Closing Termination Date”), the Executive shall be entitled to a partial retention payment in an amount equal to Ninety Thousand Dollars ($90,000.00) (the “Partial Retention Payment”), to be paid in accordance with the Company’s normal payroll practices; notwithstanding the foregoing, this Section 1(b) shall not apply if Executive qualifies for a Retention Payment pursuant to either Section 1(a) or Section 1(c) of this Agreement.

(c)	Provided Executive maintains employment with the Company until such time as the Company (1) executes the Sale of its assets to Birch, including but not limited to fulfillment of all terms and conditions of the APA, (2) implements the plan of dissolution, and (3) completes all Post-Closing Actions, including but not limited to liquidation and winding up of the Company affairs (the “Post-Liquidation Termination Date”), the Executive shall be entitled to a Retention Payment in an amount equal to One Hundred Eighty Thousand Dollars ($180,000.00), to be paid in accordance with the Company’s normal payroll practices, but in no event later than 15 days from the Post-Liquidation Termination Date; notwithstanding the foregoing, this Section 1(c) shall not apply if Executive qualifies for a Retention Payment pursuant to Section 1(a) or a Partial Retention Payment pursuant to Section 1(b) of this Agreement.

(d)	Notwithstanding paragraphs (a) through (c) above, the Executive shall not be entitled to any Retention Payment or Partial Retention Payment if (i) Executive terminates employment with the Company prior to the Post-Closing Termination Date, (ii) Executive’s employment is terminated at any time by the Company for Cause (as defined below) or a violation of Section 7 below, or (iii) the Executive is offered and accepts employment with Birch. Termination by the Company of the Executive’s employment for “Cause” shall mean termination upon (a) the willful and continued failure by the Executive substantially to perform his/her duties with the Company after written demand for substantial performance has been delivered to the Executive by the Company; (b) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company; (c) breach of fiduciary duty involving personal profit; or (d) violation of any law, rule or regulation other than traffic violations or similar minor offenses.

(e)	Following any termination of employment, Executive shall be entitled to (i) the monetary equivalent value of the continuation of paid health benefits through December 31, 2013 (to be paid at the time of payment of any Retention Payment or Partial Retention Payment), and (ii) conversion or continuation rights with respect to employee benefit plans, including but not limited to any rights under applicable law. Notwithstanding the foregoing, any vacation and sick leave accrual will cease as of the date of termination of the Executive’s employment. The Parties acknowledge that in no event shall any payment under this Section 1(e) be made later than March 14, 2014.

(f)	For the removal of all doubt, it is intended that Executive may qualify for and be paid pursuant to only one of the retention provisions in the above paragraphs (a) through (c), such that if Executive receives a Partial Retention Payment or a Retention Payment under one paragraph of this Section 1, he will not be entitled to a Partial Retention Payment or a Retention Payment under any other paragraph.

2.          Non-Solicitation. During his employment with the Company and for one year thereafter, subject to and including any applicable provisions in the APA, the Executive will not directly or indirectly solicit or attempt to solicit any customer, agent, representative, supplier or other business relation of the Company or any subsidiary, to (i) change its telecommunication provider, or (ii) cease doing business with the Company or Birch.

3.          Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall end upon the termination of the Executive’s employment with the Company.

4.          Withholding.         All amounts paid under this Agreement will be taxable to Executive when paid. The Company will withhold any and all amounts required by applicable law, including federal and state income taxes, Social Security and Medicare taxes and any other required taxes, from all retention payments.

5.          Other Arrangements.         Executive acknowledges that this Agreement is the sole agreement governing retention benefits to Executive. Executive shall not participate in any other retention arrangements maintained by the Company in any form whatsoever. Executive and Company further acknowledge that as of the Effective Date, this Agreement shall supersede Executive’s Employment Agreement. Notwithstanding the foregoing, the Parties hereby agree and acknowledge that nothing in this Agreement shall be deemed to trigger any of the provisions of Section 4 of the Employment Agreement.

6.          Required Release.         Executive agrees, as a condition precedent to the payment of any Retention Payment under this Agreement, that he will execute any and all releases requested by the Company, including any release which absolutely extinguishes all past or present legal or equitable claims against the Company or its employees, whether arising out of employment, separation from employment, or otherwise.

7.          Confidentiality. The Executive acknowledges and agrees that the contents of this Agreement and all communications, oral or written, concerning this Agreement are confidential and that the Executive will not disclose them to any third party except his/her financial advisors, attorneys, and appropriate governmental agencies which may require this information. The Executive may only discuss this Agreement with members of the Company’s Board of Directors. If the terms of this Agreement are disclosed by Executive in violation of this section at any time, the Company may (i) terminate the Executive’s employment, (ii) void this Retention Agreement such that the Company shall have no obligation to make any Retention Payment, and (iii) seek any further damages and remedies to which the Company may be legally entitled. Executive acknowledges and agrees that the provisions of this Section 7 shall remain in place for one (1) year following termination of Executive’s employment with the Company. The Executive acknowledges that the Company is not required to keep the contents of this Agreement confidential.

8.           Miscellaneous.

(a)          Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested addressed to the Executive at his address in the Company’s records and to the Company at the address of its principal corporate offices (Attention: Legal Department), or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)          Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c)          Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e)          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f)          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g)          Governing Law. This Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Kentucky. If, for any reason, any part(s) or language within any part(s) of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

(h)          Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Jefferson County, Kentucky in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any Court other than a federal or state court sitting in Jefferson County, Kentucky, as applicable.

(i)          Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(j)          Attorney’s Fees. In the event that Company or Executive should bring suit against the other in respect to any matters provided for in this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs in connection with such suit.

(k)          Survival. Sections 2 and 7 shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Lightyear Network Solutions, Inc.		Executive

By:	/s/ Stephen M. Lochmueller	/s/ Randy Ammon

Title: CEO		Print Name: Randy Ammon

Date: May 13, 2013		Date: May 13, 2013

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